Exhibit 99.1

RELEASE DATE: July 13, 2004

FASTENAL COMPANY REPORTS SECOND QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the six months and the quarter ended June 30, 2004. Dollar amounts are in thousands.

Net sales for the six-month period ended June 30, 2004 totaled $594,349, an increase of 22.6% over net sales of $484,955 in the first six months of 2003. Net earnings increased from $40,968 in the first six months of 2003 to $62,979 in the first six months of 2004, an increase of 53.7%. Earnings per share increased from $.54 to $.83 for the comparable periods.

Net sales for the three-month period ended June 30, 2004 totaled $310,143, an increase of 24.5% over net sales of $249,112 in the second quarter of 2003. Net earnings increased from $21,927 in the second quarter of 2003 to $34,832 in the second quarter of 2004, an increase of 58.9%. Earnings per share increased from $.29 to $.46 for the comparable periods.

During the first half of 2004, Fastenal opened 127 new sites. The 127 new sites in 2004 represent 9.7% more stores since December 31, 2003. There were 5,297 site employees as of June 30, 2004, an increase of 9.6% from December 31, 2003 and 12.9% from June 30, 2003.

Management’s comments on 2004:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

The twelve months of 2001, 2002, 2003, and the first six months of 2004, excluding the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	4.8%	1.0%	-0.5%	1.4%
2002	2.7%	4.8%	6.0%	9.3%	9.4%	11.0%	8.7%	10.4%	12.5%	13.3%	17.9%	11.6%
2003	13.3%	10.3%	14.5%	9.9%	9.5%	8.5%	11.0%	11.4%	10.8%	13.9%	14.5%	16.9%
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%

The twelve months of 2001, 2002, 2003, and the first six months of 2004, including the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	8.7%	4.1%	2.5%	5.1%
2002	5.6%	7.1%	8.9%	12.0%	12.3%	13.7%	11.6%	13.1%	11.0%	10.2%	14.3%	7.8%
2003	10.2%	7.9%	11.5%	7.2%	6.7%	6.0%	8.2%	8.8%	8.4%	13.7%	14.5%	16.9%
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%

The first table reflects growth rates of Fastenal excluding $16,974 and $8,526 of DIY Business net sales from January 1, 2002 to October 3, 2002 and from August 31, 2001 to December 31, 2001, respectively (the period of time the DIY Business was owned). Management has included the first table above because we believe it provides a consistent presentation of the growth rates of the organic store-based business and ongoing operations before, during, and after the period in which the DIY Business was owned and operated.

The daily sales growth rates in the first table above represent several trends. The first being a downward trend in the first eleven months of 2001, which reflected the overall weakening of the industrial economy we service in North America. This trend reversed itself from December 2001 to June 2002; this was partly due to changing comparisons in the prior year and partly due to stronger month-to-month (i.e. April to May and May to June) growth rates compared to 2001.

During July 2002, the daily sales growth rate decreased, began to improve again in August 2002 through November 2002, and slipped in December 2002, the final month of the year. The first six months of 2003 continued the choppy trend in net sales growth experienced in the second half of 2002, while the July 2003 to June 2004 time frame represents initial stabilization and then continued improvement in the growth rates. The choppy trend, which the Company experienced from July 2002 until June 2003, reflects the alternating strengthening and weakening in the industrial economy during that period, while the July 2003 to June 2004 improvement reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the CSP initiative (as discussed below). See also the impact of price increases included in the gross profit discussion below.

Gross profit margins in the first half of 2004 and 2003 were 50.5% and 49.5%, respectively. The largest impact to Fastenal’s gross profit margin relates to the impact of rising steel prices. As a reseller of industrial products, primarily steel-based industrial products, Fastenal has been forced to increase its selling prices. These increases resulted in approximately 2.5% of additional sales dollars in the first half of 2004. To date, the increases relate primarily to CSP (defined below) products, to changes in our wholesale (or list) pricing, and, to a lesser degree, increases in the selling prices to our key account customers. The latter being less immediate. The short-term gross profit margin benefited from these changes as the increased cost of new inventory, still on the shelf, is included in ending inventory, and will be relieved through cost of goods over the three to six month ‘turn’ period between purchase and sale of the product. Some of this short-term benefit will be eliminated as the year progresses; however, Fastenal’s ability to continue raising its prices in reaction to inbound cost increases should allow us to retain some of the increased gross profit margin. The second factor impacting gross profit margins relates to the strength in our fastener product line in the current economy. This product line enjoys the highest gross profit margin percentage. The third impact is related to vendor incentive programs, including vendor freight allowances and rebates. The fourth impact is related to improvements in freight costs, primarily inbound. The strengthening economy and the related increase in selling activity has continued to positively impact these last two items. We expect the impact of the current economic activity to continue impacting our growth rates and the strength in our fastener business. This should allow us maintain a portion of the improvements related to the first two factors, and should allow us to maintain most of the improvements related to vendor incentives and freight costs.

Operating and administrative expenses grew at a rate of 14.1%, a rate less than the net sales growth rate of 22.6% discussed above. This was primarily due to the tight management of employee numbers throughout the organization in all of 2003 and in the first half of 2004. As discussed in our 2003 annual report, payroll and related expenses represent approximately 70% of operating and administrative expenses. Effective management of this expense allows us to leverage the sales growth more effectively. We will continue to manage headcount in a similar fashion and expect to maintain most of the labor efficiency.

As discussed in previous public statements, the Company’s long-term goal has been to continue opening approximately 10% to 15% new stores each year (calculated on the ending number of stores in the previous year). Given the economic strength we are currently experiencing, the Company expects its 2004 new store openings to be in a range of 13% to 18% (calculated on the same base as above). On December 31, 2003, the Company operated 1,314 stores; therefore, we currently expect to open approximately 170 to 240 new stores in 2004. The Company would consider raising or lowering that number if the economy were to change over the remaining six months of 2004. The Company opened 127 stores in the first six months of 2004. The Company opened 151 new stores in 2003 (or an increase over December 31, 2002 of 12.9%) and 144 new store sites in 2002 (or an increase over December 31, 2001 of 14.0%). While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs do impact the Company’s ability to leverage earnings. As disclosed in the past, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

The Company’s inventory grew approximately $29 million in the first six months of 2004. The growth was primarily driven by three factors. The first factor relates to the growth of the Company’s sales, and the inventory necessary to support the business. The second factor relates to the growth in the number of store locations discussed above, which resulted in approximately $7.0 million of additional inventory. The final factor relates to expansion of our vendor direct purchasing, which resulted in approximately $5.0 million of additional inventory.

In addition to the planned store expansion, we continued our ‘customer service project’ (or ‘CSP’) in 2004. The goals of this project include the expansion of the products stocked at each store site as well as a more consistent display theme at each of these store sites. On June 30, 2004, 1,149 of Fastenal’s stores were operating with the ‘CSP’ layout and product selection.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of each month. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding retaining a portion of the gross profit margin improvements, continuation of the improvements in vendor incentives and inbound freight costs, increases in selling locations, the time it typically takes a new store to achieve profitability, and the timeline for altering planned store openings. A change in the inbound inventory costs, from that currently being experienced, or the inability to increase selling prices, could cause gross profit margins to decline, a change from expected buying patterns could cause vendor incentives and inbound freight to be negatively impacted, and a change in the economy, from that currently being experienced, could cause inbound inventory costs, vendor incentives, inbound freight, and the store openings to change from that expected. A discussion of other risks and uncertainties is included in the Company’s 2003 annual and quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	(Unaudited) June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$42,701	49,750
Marketable securities	19,656	21,142
Trade accounts receivable, net of allowance for doubtful accounts of $4,693 and $4,070, respectively	163,946	128,756
Inventories	262,032	232,884
Deferred income tax asset	4,154	4,154
Other current assets	16,815	17,446
Refundable income taxes	—	64

Total current assets	509,304	454,196

Marketable securities	37,717	24,725
Property and equipment, less accumulated depreciation	177,611	169,553
Other assets, less accumulated amortization	3,146	3,069

Total assets	$727,778	651,543

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$48,261	40,124
Accrued expenses	28,327	20,817
Income taxes payable	10,888	—

Total current liabilities	87,476	60,941

Deferred income tax liability	13,862	13,862

Stockholders’ equity:
Preferred stock	—	—
Common stock, 100,000,000 shares authorized 75,877,376 shares issued and outstanding	759	759
Additional paid-in capital	9,445	9,445
Retained earnings	613,475	561,878
Accumulated other comprehensive income	2,761	4,658

Total stockholders’ equity	626,440	576,740

Total liabilities and stockholders’ equity	$727,778	651,543

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Six months ended June 30,		(Unaudited) Three months ended June 30,
	2004	2003	2004	2003
Net sales	$594,349	484,955	310,143	249,112

Cost of sales	294,163	244,884	152,936	125,738

Gross profit	300,186	240,071	157,207	123,374

Operating and administrative expenses	198,646	174,075	101,193	88,106
Loss on sale of property and equipment	512	154	116	23

Operating income	101,028	65,842	55,898	35,245

Interest income	531	556	283	293

Earnings before income taxes	101,559	66,398	56,181	35,538

Income tax expense	38,580	25,430	21,349	13,611

Net earnings	62,979	40,968	34,832	21,927

Basic and diluted net earnings per share	$0.83	0.54	0.46	0.29

Basic weighted average shares outstanding	75,877	75,877	75,877	75,877

Diluted weighted average shares outstanding	75,968	75,877	75,981	75,877

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Six months ended June 30,
	2004	2003
Cash flows from operating activities:
Net earnings	$62,979	40,968
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	11,224	9,996
Loss on sale of property and equipment	512	154
Bad debt expense	3,362	2,899
Amortization of non-compete agreement	34	34
Changes in operating assets and liabilities:
Trade accounts receivable	(38,552)	(24,743)
Inventories	(29,148)	(10,698)
Other current assets	631	(1,367)
Accounts payable	8,137	(1,750)
Accrued expenses	7,510	5,852
Income taxes, net	10,952	8,966
Other	(1,802)	4,713

Net cash provided by operating activities	35,839	35,024

Cash flows from investing activities:
Purchase of property and equipment	(23,015)	(24,188)
Proceeds from sale of property and equipment	3,221	1,635
Net (increase) decrease in marketable securities	(11,506)	14,380
Increase in other assets	(111)	(124)

Net cash used in investing activities	(31,411)	(8,297)

Cash flows from financing activities:
Payment of dividends	(11,382)	(4,553)

Net cash used in financing activities	(11,382)	(4,553)

Effect of exchange rate changes on cash	(95)	370

Net increase (decrease) in cash and cash equivalents	(7,049)	22,544

Cash and cash equivalents at beginning of period	49,750	14,296

Cash and cash equivalents at end of period	$42,701	36,840

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$27,628	16,464